EXHIBIT 4.8

ASSET REPRESENTATIONS REVIEW AGREEMENT

CITIBANK, N.A.,

as Seller and Servicer

and

FTI CONSULTING, INC.,

as Asset Representations Reviewer

CITIBANK CREDIT CARD MASTER TRUST I

Dated as of November 18, 2016

-i-

EXHIBITS

Exhibit A — Representations and Warranties and Review Procedures

-ii-

ASSET REPRESENTATIONS REVIEW AGREEMENT

ASSET REPRESENTATIONS REVIEW AGREEMENT, dated as of November 18, 2016 (this “Agreement”), between CITIBANK, N.A. (“Citibank”), a national banking association, as seller (in such capacity, the “Seller”) and servicer (in such capacity, the “Servicer”) and FTI Consulting, Inc. (the “Asset Representations Reviewer”), a Maryland corporation, as Asset Representations Reviewer.

BACKGROUND

In connection with that certain credit card securitization program sponsored by the Seller, the Seller transferred Receivables arising in the Accounts to Citibank Credit Card Master Trust I (the “Trust”) in exchange for a collateral certificate representing a beneficial interest in those Receivables (the “Series 2000 Certificate”). The Series 2000 Certificate was transferred to Citibank Credit Card Issuer Trust (the “Issuer”). In order to provide credit support for the Series 2000 Certificate and the Notes, the Trust issued a collateral certificate (the “Series 2009 Certificate”) to the Seller. The Series 2009 Certificate has a fluctuating principal amount which will generally equal a fixed percentage of the aggregate nominal liquidation amount of the Notes. The Series 2009 Certificate also represents a beneficial interest in the Receivables and is subordinate to the Series 2000 Certificate.

The Issuer has granted a security interest in the Series 2000 Certificate to Deutsche Bank Trust Company Americas, as indenture trustee, for the benefit of the Secured Parties, as security for the Notes issued by the Issuer under the Indenture.

The Servicer has determined to engage the Asset Representations Reviewer to perform reviews of compliance with respect to certain of the representations and warranties made by the Seller with respect to certain Receivables.

The Seller, the Servicer, and the Asset Representations Reviewer have mutually developed review procedures specified in Exhibit A.

The parties agree as follows.

ARTICLE I.

USAGE AND DEFINITIONS

Section 1.01. Usage and Definitions. Capitalized terms used but not defined in this Agreement shall have the meaning (if any) specified in the Pooling and Servicing Agreement (including any supplement thereto) and, if not otherwise defined therein, shall have the meaning specified in the Indenture (including any supplement thereto).

Section 1.02. Additional Definitions. The following terms have the meanings given below:

“Affiliate” has the meaning specified in the Pooling and Servicing Agreement.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“ARR Indemnified Person” has the meaning stated in Section 4.06(a).

“ARR Losses” has the meaning stated in Section 4.06(a).

“Asset Representations Reviewer” has the meaning specified in the first paragraph of this Agreement.

“Business Day” has the meaning specified in the Pooling and Servicing Agreement.

“Citibank PII” has the meaning stated in Section 4.10(a).

“Confidential Information” has the meaning stated in Section 4.09(b).

“Cure Period” has the meaning stated in Section 5.02(a).

“Delinquency Trigger” has the meaning specified in the Pooling and Servicing Agreement.

“Due Period” has the meaning specified in the Pooling and Servicing Agreement.

“Effective Date” means November 18, 2016.

“Fee Letter” has the meaning stated in Section 4.03(a).

“Holders” has the meaning specified in the Pooling and Servicing Agreement.

“Indemnified Person” has the meaning stated in Section 4.06(b).

“Indemnifying Person” has the meaning stated in Section 4.06(b).

“Indenture” means the Second Amended and Restated Indenture, dated as of November 10, 2016, between the Issuer and Deutsche Bank Trust Company Americas, as Trustee, as further amended, restated, supplemented or otherwise modified from time to time.

“Indenture Trustee” means Deutsche Bank Trust Company Americas, as indenture trustee under the Indenture.

“Information Recipients” has the meaning stated in Section 4.09(a).

“Insolvency Event” has the meaning specified in the Pooling and Servicing Agreement.

“Investor Certificates” has the meaning specified in the Pooling and Servicing Agreement.

“Issuer Indemnified Person” has the meaning stated in Section 4.05(a).

“Issuer” has the meaning specified above under “Background.”

“Issuer Losses” has the meaning stated in Section 4.05(a).

“Issuer Trustee” means BNY Mellon Trust of Delaware not in its individual capacity, but solely in its capacity as trustee of the Issuer under the Trust Agreement, and each of its successors and assigns.

“Legal Maturity Date” has the meaning specified in the Indenture.

“Lien” has the meaning specified in the Pooling and Servicing Agreement.

“Master Trust Trustee” means Deutsche Bank Trust Company Americas, as trustee under the Pooling and Servicing Agreement.

“Note” has the meaning specified in the Indenture.

“Obligor” has the meaning specified in the Pooling and Servicing Agreement.

“Outstanding” has the meaning specified in the Indenture.

“Payment Date” has the meaning specified in the Indenture.

“Person” has the meaning specified in the Pooling and Servicing Agreement.

“Personally Identifiable Information,” or “PII,” has the meaning stated in Section 4.10(a).

“Pooling and Servicing Agreement” means the Third Amended and Restated Pooling and Servicing Agreement, dated as of November 10, 2016, between Citibank, as Seller and Servicer, and Deutsche Bank Trust Company Americas, as Trustee, as further amended, restated, supplemented or otherwise modified from time to time.

“Rating Agency” has the meaning specified in the Pooling and Servicing Agreement.

“Rating Agency Condition” has the meaning given to such term in the Pooling and Servicing Agreement.

“Receivables” has the meaning specified in the Pooling and Servicing Agreement.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (January 7, 2005)) or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.

“Review Commencement Date” has the meaning stated in Section 3.02.

“Review” means the performance by the Asset Representations Reviewer of the testing procedures for each Test according to Section 3.05.

“Review Fee” has the meaning stated in Section 4.03(b).

“Review Materials” means, for a Review, the documents and other materials for each Test listed under “Review Materials” in Exhibit A or any additional documents or other materials that the Asset Representations Reviewer may reasonably request.

“Review Notice” means a notice directing that a Review commence delivered by the Servicer to the Asset Representations Reviewer pursuant to Section 14.02(b) of the Pooling and Servicing Agreement.

“Review Period” means with respect to a Review the period from the date of delivery to the Asset Representations Reviewer of the related Review Notice to the latest related Scheduled Completion Date.

“Review Report” means, for a Review, the report of the Asset Representations Reviewer prepared according to Section 3.06.

“Review Satisfaction Date” means the date on which the Holders have voted to cause the Asset Representations Reviewer to conduct a Review pursuant to Section 14.02 of the Pooling and Servicing Agreement.

“Scheduled Completion Date” has the meaning stated in Section 3.03.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Servicer” has the meaning specified in the first paragraph of this Agreement.

“Subject Receivables” means, for any Review, all Receivables which are 60 or more days delinquent as reported on the Monthly Servicers Certificate prepared pursuant to Section 3.04 of the Pooling and Servicing Agreement for the Due Period prior to the related Review Satisfaction Date; provided that, any Receivable which becomes a repurchased Receivable after the Review Satisfaction Date will no longer be a Subject Receivable.

“Tests” has the meaning stated in Section 3.05(a).

“Test Complete” has the meaning stated in Section 3.05(b).

“Test Fail” has the meaning stated in Section 3.05(a).

“Test Pass” has the meaning stated in Section 3.05(a).

“Trust Agreement” has the meaning specified in the Indenture.

“Update Meeting” has the meaning stated in Section 4.07.

ARTICLE II.

ENGAGEMENT OF ASSET REPRESENTATIONS REVIEWER

Section 2.01. Engagement; Acceptance. The Servicer engages FTI Consulting, Inc. to act as the Asset Representations Reviewer for the Seller to perform reviews of compliance with respect to certain of the representations and warranties made by the Seller under the Pooling and Servicing Agreement. FTI Consulting, Inc. accepts the engagement and agrees to perform the obligations of the Asset Representations Reviewer on the terms in this Agreement.

Section 2.02. Confirmation of Status. The parties confirm that the Asset Representations Reviewer is not responsible for (a) reviewing the Receivables for compliance with the representations and warranties under the Transaction Documents, except as described in this Agreement, (b) determining whether noncompliance with the representations or warranties constitutes a breach of the Transaction Documents or (c) confirming that the provisions of the Transaction Documents relating to the Review have been satisfied.

Section 2.03. Use and Purpose of Reports. Except as otherwise specifically provided herein, any information provided, or any Review Report issued by the Asset Representations Reviewer is provided solely for the use and benefit of the Seller and the Servicer for the purposes provided in this Agreement and the Pooling and Servicing Agreement. Unless required by law or in accordance with the terms of this Agreement, the Seller and the Servicer shall not provide to any third-party any information provided or any Review Report, or refer to the Asset Representations Reviewer or its obligations under this Agreement without the consent of the Asset Representations Reviewer. Notwithstanding the foregoing, (i) the Asset Representations Reviewer may deliver any Review Report to the Indenture Trustee, the Issuer and other parties as described in Section 3.06, (ii) each of the Issuer, the Seller and the Servicer may inform the Securities and Exchange Commission and any other regulator that they are working with FTI Consulting, Inc. as the asset representations reviewer and FTI Consulting, Inc. may be referenced in any prospectus filed by or on behalf of the Issuer, and (iii) this Agreement may be filed as an exhibit to the Issuer’s Registration Statement on Form SF-3.

ARTICLE III.

ASSET REPRESENTATIONS REVIEW PROCESS

Section 3.01. Review Notices. A Review shall commence upon the Asset Representations Reviewer’s receipt of a Review Notice in accordance with Section 14.02(b) of the Pooling and Servicing Agreement.

Section 3.02. Identification of Subject Receivables. Within 30 calendar days after receipt of a Review Notice, the Servicer will deliver to the Asset Representations Reviewer a list of the Accounts (identified by the Servicer’s internal identification numbers) related to the Subject Receivables. Notwithstanding Section 3.01, the Asset Representations Reviewer will have no obligation to commence a Review until it has received a Review Notice, a list of the Accounts related to the Subject Receivables and access to the Review Materials in accordance with Section 3.04 (the “Review Commencement Date”).

Section 3.03. Review Period. The Asset Representations Reviewer will complete the Review of all of the Subject Receivables within 60 calendar days after the Review Commencement Date (the “Scheduled Completion Date”). However, if additional Review Materials are provided to the Asset Representations Reviewer under Section 3.04(b), the Scheduled Completion Date will be extended to the date which is 30 calendar days after the date of receipt of such additional Review Materials.

Section 3.04. Review Materials.

(a) Access to Review Materials. The Servicer will give the Asset Representations Reviewer access to the Review Materials for all of the Subject Receivables within 60 calendar days after receipt of the Review Notice in one or more of the following ways: (i) by electronic posting to a password-protected website to which the Asset Representations Reviewer has access, including the ability to print posted materials, (ii) by providing originals or photocopies of documents relating to the Subject Receivables via electronic mail or at one of the properties of the Servicer or (iii) in another manner agreed by the Servicer and the Asset Representations Reviewer. The Servicer shall redact or remove Personally Identifiable Information from the Review Materials without changing the meaning or usefulness of the Review Materials for the Review.

(b) Missing or Insufficient Review Materials. If any of the Review Materials are missing or insufficient for the Asset Representations Reviewer to perform any Test, the Asset Representations Reviewer will notify the Servicer promptly, and will use commercially reasonable efforts to notify the Servicer no less than 30 calendar days before the initial Scheduled Completion Date, and the Servicer will have 15 calendar days to provide the Asset Representations Reviewer access to such missing Review Materials or other documents or information necessary to correct the insufficiency. If the missing or insufficient Review Materials have not been provided by the Servicer within 15 calendar days, the parties agree that each Subject Receivable subject to the applicable Test(s) will have a Test Fail for the related Test(s) and the Test(s) will be considered completed and the Review Report will indicate the reason for the Test Fail.

Section 3.05. Performance of Reviews.

(a) Test Procedures. For a Review, the Asset Representations Reviewer will perform for the Subject Receivables the procedures listed under “Tests” in Exhibit A for each representation and warranty (each, a “Test”), using the Review Materials listed for each such Test in Exhibit A. For each Test, the Asset Representations Reviewer will determine in its reasonable judgment if the Test has been satisfied (a “Test Pass”) or if the Test has not been satisfied (a “Test Fail”). If the result for more than one Subject Receivable is determinable by performing a Test once for such group of Subject Receivables, the Asset Representations Reviewer will use one determination for all such Subject Receivables.

(b) Completion of Asset Representations Review for Certain Subject Receivables. Following the delivery of the list of the Accounts related to the Subject Receivables and before the delivery of the Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer if a Subject Receivable is paid in full by the Obligor or purchased by the Seller or the Servicer in accordance with the Pooling and Servicing Agreement. On receipt of such notice, the Review of such Subject Receivables will be considered complete (a “Test Complete”). In this case, the Review Report will indicate a Test Complete for such Subject Receivables and the related reason.

(c) Previously Performed Test; Duplicative Review Procedures. If any Test is performed in a Review, the Asset Representations Reviewer will not perform such Test again in connection with any additional Review, if and to the extent the initial review is sufficient for the purpose of determining compliance with the Test in the subsequent Review, but will include the determination of such previous Test in the Review Report for the current Review; provided, that, the Asset Representations Reviewer may conduct Tests relating to Subject Receivables for any Review for any time period not covered in previous Tests. If the same Test is required for more than one representation or warranty listed on Exhibit A, the Asset Representations Reviewer will only perform the Test once but report the results of the Test for each applicable representation or warranty on the Review Report.

(d) Termination of Review. If a Review is in process and all Outstanding Notes of the Issuer, other than any Notes held by Citibank, will be paid in full on the next Payment Date, the Servicer will notify the Asset Representations Reviewer no less than ten days before that Payment Date. On receipt of notice, the Asset Representations Reviewer will terminate the Review immediately and will have no obligation to deliver a Review Report.

Section 3.06. Review Reports. Within 30 calendar days after the end of the Review Period under Section 3.03, the Asset Representations Reviewer will deliver to the Issuer, the Seller, the Servicer, and the Indenture Trustee a Review Report indicating for the Subject Receivables whether there was a Test Pass or a Test Fail for each Test, or whether the Subject Receivables were assigned a Test Complete and the related reason. The Review Report will contain a summary of the Review results. The Asset Representations Reviewer will ensure that the Review Report does not contain any Citibank PII and acknowledges that the Seller, the Servicer, or the Issuer may include the summary of the Review results or any portion of the Review Report in a filing with the Securities and Exchange Commission and hereby consents to such inclusion of the summary in any such filing.

Section 3.07. Review Representatives.

(a) Servicer Representative. The Servicer will designate one or more representatives who will be available to assist the Asset Representations Reviewer in performing the Review, including responding to requests and answering questions from the Asset Representations Reviewer about the Review Materials or Tests and obtaining or providing missing or insufficient Review Materials.

(b) Asset Representations Reviewer Representative. The Asset Representations Reviewer will designate one or more representatives who will be available to the Seller and the Servicer during the performance of a Review.

(c) Questions About Review. The Asset Representations Reviewer will make appropriate personnel available to respond in writing to written questions or requests for clarification of any Review Report from the Seller or the Servicer until the earlier of (i) the payment in full of all of the Outstanding Notes of the Issuer and (ii) one year after the delivery of the Review Report. The Asset Representations Reviewer will have no obligation to respond to questions or requests for clarification from Noteholders or any other Person and will direct such Persons to submit written questions or requests to the Servicer.

Section 3.08. Dispute Resolution. The Asset Representations Reviewer agrees and acknowledges that any Review Report may be used by the Issuer, the Indenture Trustee, the Master Trust Trustee, the Seller, or the Servicer in any dispute resolution proceeding, but the Asset Representations Reviewer shall not be required to participate in any such dispute resolution proceeding. No additional fees or reimbursement of expenses shall be paid to the Asset Representations Reviewer regarding such use of any Review Report.

Section 3.09. Limitations on Review Obligations.

(a) Review Process Limitations. The Asset Representations Reviewer will have no obligation:

(i) to determine whether a Delinquency Trigger has occurred or whether the required percentage of Holders of Investor Certificates has voted to direct a Review under the Pooling and Servicing Agreement, and may rely on the information in any Review Notice delivered to the Asset Representations Reviewer;

(ii) to determine which Receivables are subject to a Review, and may rely on the lists of Subject Receivables provided by the Servicer;

(iii) to obtain or confirm the validity of the Review Materials, and may rely on the accuracy and completeness of the Review Materials;

(iv) to obtain missing or insufficient Review Materials from any party or any other source;

(v) to take any action or cause any other party to take any action under the Pooling and Servicing Agreement or otherwise to enforce any remedies against the Seller for breaches of representations or warranties about the Subject Receivables;

(vi) to determine the reason for the delinquency of any Receivable, the creditworthiness of any Obligor, the overall quality of any Receivable or the compliance by the Servicer with its covenants with respect to the servicing of the Receivable; or

(vii) except for those relating to the legal opinion provided pursuant to Section 4.02(f), to make a legal determination or conclusion.

(b) No Testing Procedure Limitations. The testing procedures listed under “Tests” in Exhibit A may be modified from time to time without complying with the requirements of Section 7.01 if due to a change in available data, the presentation or formatting thereof, or other considerations, there exist an alternative Test and/or set of Review Materials that in the good faith determination of the Seller or the Servicer and the Asset Representations Reviewer are designed to produce at least as accurate a determination of compliance with one or more representations and warranties as the Test and/or Review Materials being replaced.

ARTICLE IV.

ASSET REPRESENTATIONS REVIEWER

Section 4.01. Representations and Warranties. The Asset Representations Reviewer represents and warrants to the Seller and the Servicer as of the Closing Date:

(a) Organization and Qualification. The Asset Representations Reviewer is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland. The Asset Representations Reviewer is qualified to do business as a foreign corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the failure to obtain such qualifications, licenses or approvals would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(b) Power, Authority and Enforceability. The Asset Representations Reviewer has the power and authority to execute, deliver and perform its obligations under this Agreement. The Asset Representations Reviewer has authorized the execution, delivery and performance of this Agreement. This Agreement is the legal, valid and binding obligation of the Asset Representations Reviewer enforceable against the Asset Representations Reviewer, except as may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c) No Conflicts and No Violation. The completion of the transactions contemplated by this Agreement and the performance of the Asset Representations Reviewer’s obligations under this Agreement will not (A) conflict with, or be a breach or default under, any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument under which the Asset Representations Reviewer is a debtor or guarantor, (B) result in the creation or imposition of any Lien on any of the properties or assets of the Asset Representations Reviewer under the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument, (C) violate the organizational documents of the Asset Representations Reviewer or (D) violate any law or, to the Asset Representations Reviewer’s knowledge, any order, rule or regulation of a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties that applies to the Asset Representations Reviewer, which, in each case, would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(d) No Proceedings. To the Asset Representations Reviewer’s knowledge, there are no proceedings or investigations pending or threatened in writing before a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the completion of the transactions contemplated by this Agreement or (C) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under, or the validity or enforceability of, this Agreement.

(e) Eligibility. The Asset Representations Reviewer meets the eligibility requirements in Section 5.01.

Section 4.02. Covenants. The Asset Representations Reviewer covenants and agrees that:

(a) Eligibility. It will notify the Seller and the Servicer promptly upon becoming aware that it no longer meets the eligibility requirements in Section 5.01.

(b) Review Systems; Personnel. It will maintain business process management and/or other systems necessary to ensure that it can perform each Test. The Asset Representations Reviewer will maintain adequate staff that is properly trained to conduct Reviews as required by this Agreement.

(c) Maintenance of Review Materials. It will maintain copies of any Review Materials, Review Reports and other documents relating to a Review, including internal correspondence and work papers, for a period of three years after the termination of this Agreement, after such time all such documents shall be destroyed.

(d) Review Procedures Audit. The Asset Representations Reviewer will maintain an audit trail for the Review Materials received, the Tests performed and any determinations made in connection with a Review.

(e) Information to Be Provided. The Asset Representations Reviewer shall, within 30 calendar days after the end of each calendar quarter, provide to the Seller and the Servicer information regarding the Asset Representations Reviewer for purposes of compliance with Items 1109(b), 1117 and 1119 of Regulation AB. As promptly as practicable following notice to or discovery by the Asset Representations Reviewer of any material changes to the most recently provided information for purposes of compliance with Items 1117, 1109(b) or 1119 of Regulation AB, the Asset Representations Reviewer shall provide to the Seller and the Servicer, in writing, notice of such material changes. Such information shall include:

(i) the Asset Representations Reviewer’s name and form of organization;

(ii) a description of the extent to which the Asset Representations Reviewer has had prior experience serving as an asset representations reviewer for asset-backed securities transactions involving credit card receivables;

(iii) a description of any affiliation between the Asset Representations Reviewer and any of the following parties to a securitization transaction, as such parties are identified by name to the Asset Representations Reviewer by the Seller no later than the end of the relevant calendar quarter:

(1)	the sponsor;

(2)	any depositor;

(3)	the issuer;

(4)	any servicer;

(5)	any trustee;

(6)	any originator;

(7)	any significant obligor;

(8)	any enhancement or support provider;

(9)	any underwriter;

(10)	any person hired by the Seller or the Servicer or an underwriter to perform due diligence on the Receivables; and

(11)	any other material transaction party.

In connection with each Report on Form 10-K with respect to the Notes and each Report on Form 10-D with respect to the Notes filed by or on behalf of Citibank, as the depositor, the Asset Representations Reviewer shall be deemed to represent and warrant with respect to the information most recently provided by the Asset Representations Reviewer for the purposes of compliance with Items 1109(b), 1117 and 1119 of Regulation AB (A) as of the date that is fifteen (15) days prior to the filing date of each calendar year for the Issuer’s Report on Form 10-K, (B) as of the related Payment Date for each Report on Form 10-D, and (C) in connection with any sale of Notes, as of the Execution Time and Closing Date (as such terms are respectively defined in the underwriting agreement relating to such sale of Notes), that such information is materially correct and does not have any material omissions, unless the Asset Representations Reviewer has provided an update to such information.

(f) Opinion of Counsel. On the Effective Date and upon five (5) Business Days’ prior written notice in connection with an issuance of Notes registered on Form SF-3, the Asset Representations Reviewer shall provide an opinion of counsel, which may be an opinion of in-house counsel, addressed to the Servicer, the Indenture Trustee, the Master Trust Trustee, the Issuer, each Rating Agency and the underwriters or purchasers of the Notes to the effect that:

(i) the Asset Representations Reviewer is validly existing and in good standing as a corporation under the laws of the State of Maryland and has the power and authority to transact the business in which it is now engaged and to enter into and to perform all of its obligations under this Agreement;

(ii) the execution, delivery and performance by the Asset Representations Reviewer of this Agreement and the consummation by the Asset Representations Reviewer of the services contemplated hereby have been duly authorized by all necessary corporate action;

(iii) this Agreement has been duly and validly executed and delivered by the Asset Representations Reviewer; and

(iv) the execution and delivery by the Asset Representations Reviewer of this Agreement and the consummation of the services contemplated hereby will not conflict with, result in a breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under (A) the by-laws of the Asset Representations Reviewer, (B) to such counsel’s knowledge, any material indenture, contract, lease, mortgage, deed of trust or other instrument of agreement to which the Asset Representations Reviewer is a party or by which the Asset Representations Reviewer is bound or (C) to such counsel’s knowledge, any judgment, writ, injunction, decree, order or ruling of any court or governmental authority having jurisdiction over the Asset Representations Reviewer.

Section 4.03. Fees and Expenses.

(a) Upfront and Annual Fee. The Servicer will pay the Asset Representations Reviewer, as compensation for agreeing to act as the Asset Representations Reviewer under this Agreement, a one-time upfront fee to be invoiced as of the Effective Date and promptly paid thereafter, and annually beginning on the Effective Date, and on each anniversary of the Effective Date thereafter an annual fee, in each case, in the amount set forth in a fee letter, dated as of the date hereof, between the Servicer and the Asset Representations Reviewer (the “Fee Letter”). The annual fee will be paid as agreed in this Section 4.03(a) by the Servicer until this Agreement is terminated.

(b) Review Fee. Following the completion of a Review and the delivery to the Issuer, the Seller, the Servicer, and the Indenture Trustee of the Review Report, or the termination of a Review according to Section 3.05(d), and the delivery to the Servicer of a detailed invoice, the Asset Representations Reviewer will be entitled to a fee for each Review as set forth in the Fee Letter (the “Review Fee”).

(c) Reimbursement of Expenses. If the Servicer provides access to the Review Materials at one of its properties, the Servicer will reimburse the Asset Representations Reviewer for its reasonable travel expenses incurred in connection with the Review upon receipt of a detailed invoice. In addition, the Servicer will reimburse the Asset Representations Reviewer for its out-of-pocket expenses in connection with conducting a Review, including the fees and expenses of its legal counsel.

Section 4.04. Limitation on Liability. The Asset Representations Reviewer will not be liable to any Person for any action taken, or not taken, in good faith under this Agreement or for errors in judgment. However, the Asset Representations Reviewer will be liable to the extent finally determined by a court of competent jurisdiction to have resulted from its own willful misconduct, bad faith or gross negligence in performing its obligations under this Agreement. In no event will the Asset Representations Reviewer be liable for special, indirect or consequential losses or damages (including lost profit), even if the Asset Representations Reviewer has been advised of the likelihood of the loss or damage and regardless of the form of action.

Section 4.05. Indemnification by Asset Representations Reviewer. The Asset Representations Reviewer will indemnify each of the Issuer, the Seller, the Servicer, the Master Trust Trustee and the Indenture Trustee and their respective directors, officers, employees and agents (each, an “Issuer Indemnified Person”) for all costs, expenses (including reasonable fees and expenses of legal counsel, including legal fees and expenses incurred in connection with any action or suit by an Issuer Indemnified Person to enforce the Asset Representations Reviewer’s indemnification or other obligations pursuant to this Section 4.05), losses, damages and liabilities resulting from (a) the willful misconduct, bad faith or gross negligence of the Asset Representations Reviewer under this Agreement or (b) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement (the “Issuer Losses”), except to the extent than any such Issuer Losses are determined by a final non-appealable order of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Issuer Indemnified Person or persons in respect of whom such liability is asserted. The Asset Representations Reviewer’s obligations under this Section 4.05 will survive the termination of this Agreement, the termination of the Issuer and the resignation or removal of the Asset Representations Reviewer.

Section 4.06. Indemnification of Asset Representations Reviewer.

(a) Indemnification. The Servicer will indemnify the Asset Representations Reviewer and its officers, directors, employees and agents (each, an “ARR Indemnified Person”), for all costs, expenses, losses, damages and liabilities resulting from the performance of its obligations under this Agreement (including the costs and expenses of defending itself (including the reasonable fees and legal expenses of counsel) against any loss, damage or liability) (the “ARR

Losses”), except to the extent that any such ARR Losses are determined by a final non-appealable order of a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of the ARR Indemnified Person or persons in respect of whom such liability is asserted or (ii) the Asset Representations Reviewer’s breach of any of its representations, warranties or covenants in this Agreement.

(b) Proceedings. Promptly on receipt by an Issuer Indemnified Person or an ARR Indemnified Person (each, an “Indemnified Person”) of notice of a proceeding against it, the Indemnified Person will, if a claim is to be made under Section 4.05 or 4.06(a), as applicable, notify the Asset Representations Reviewer or the Servicer, as applicable (each, an “Indemnifying Person”) of the proceeding. An Indemnifying Person may participate in and assume the defense and settlement of a proceeding at its expense. If an Indemnifying Person notifies the Indemnified Person of its intention to assume the defense of the proceeding with counsel reasonably satisfactory to the Indemnified Person, and so long as the Indemnifying Person assumes the defense of the proceeding in a manner reasonably satisfactory to the Indemnified Person, the Indemnifying Person will not be liable for legal expenses of counsel to the Indemnified Person unless there is a conflict between the interests of the Indemnifying Person and an Indemnified Person. If there is a conflict, the Indemnifying Person will pay for the reasonable fees and expenses of separate counsel to the Indemnified Person. No settlement of a Proceeding may be made without the approval of Indemnifying Person and the Indemnified Person, which approval will not be unreasonably withheld.

(c) Survival of Obligations. The Servicer’s obligations under this Section 4.06 will survive the resignation or removal of the Asset Representations Reviewer and the termination of the Issuer and/or of this Agreement.

(d) Repayment. If an Indemnifying Person makes any payment under this Section 4.06 and the Indemnified Person later collects any of the amounts for which the payments were made to it from others, the Indemnified Person will promptly repay the amounts to the Indemnifying Person.

Section 4.07. Update Meetings. The Asset Representations Reviewer or the Seller or the Servicer may from time to time request a meeting to review the Tests and Review Materials (and any necessary or desirable modifications thereto), the process management and/or systems for transfer of Review Materials and performance of the Tests, the personnel at any entity or for any other reason that such person reasonably deems prudent (each, an “Update Meeting”). The parties agree to attend Update Meetings upon reasonable notice; provided, that, unless a Review Notice has been sent, a party shall not be required to attend an Update Meeting more frequently than annually.

Section 4.08. Delegation of Obligations. The Asset Representations Reviewer may not delegate or subcontract its obligations under this Agreement to any Person without the consent of the parties to this Agreement, which may be withheld in such party’s sole discretion.

Section 4.09. Confidential Information.

(a) Treatment. The Asset Representations Reviewer agrees to hold and treat Confidential Information given to it under this Agreement in confidence and under the terms and conditions of this Section 4.09, and will implement and maintain safeguards to further assure the confidentiality of the Confidential Information. The Confidential Information will not, without the prior consent of the Issuer and the Servicer, be disclosed or used by the Asset Representations Reviewer, or its officers, directors, employees, agents, representatives or affiliates, including legal counsel (collectively, the “Information Recipients”) other than for the purposes of performing Reviews or performing its obligations under this Agreement. The Asset Representations Reviewer agrees that it will not, and will cause its Affiliates to not (i) purchase or sell securities issued by Citibank or the Issuer or their Affiliates or special purpose entities on the basis of Confidential Information or (ii) use the Confidential Information for the preparation of research reports, newsletters or other publications or similar communications.

(b) Definition. “Confidential Information” means oral, written and electronic materials (irrespective of its source or form of communication) furnished before, on or after the date of this Agreement to the Asset Representations Reviewer for the purposes contemplated by this Agreement, including:

(i) lists of Subject Receivables and any related Review Materials;

(ii) origination and servicing guidelines, policies and procedures, and form contracts; and

(iii) notes, analyses, compilations, studies or other documents or records prepared by the Servicer, which contain information supplied by or on behalf of the Servicer or its representatives.

However, Confidential Information will not include information that (A) is or becomes generally available to the public other than as a result of disclosure by the Information Recipients, (B) was available to, or becomes available to, the Information Recipients on a non-confidential basis from a Person or entity other than the Issuer or the Servicer before its disclosure to the Information Recipients who, to the knowledge of the Information Recipient is not bound by a confidentiality agreement with the Issuer or the Servicer and is not prohibited from transmitting the information to the Information Recipients, (C) is independently developed by the Information Recipients without the use of the Confidential Information, as shown by the Information Recipients’ files and records or other evidence in the Information Recipients’ possession or (D) the Issuer or the Servicer provides permission to the applicable Information Recipients to release.

(c) Protection. The Asset Representations Reviewer will use commercially reasonable efforts to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information, including those measures that it takes to protect its own confidential information. The Asset Representations Reviewer acknowledges that Personally Identifiable Information is also subject to the additional requirements in Section 4.10.

(d) Disclosure. If the Asset Representations Reviewer is required by applicable law, regulation, rule or order issued by an administrative, governmental, regulatory or judicial authority to disclose part of the Confidential Information, it may disclose the Confidential Information. However, before a required disclosure, the Asset Representations Reviewer, if permitted by law, regulation, rule or order, including if time for notice is permitted under the circumstances, will use commercially reasonable efforts to provide the Seller and the Servicer with notice of the requirement and will cooperate, at the Servicer’s expense, in the Seller’s and the Servicer’s pursuit of a proper protective order or other relief for the disclosure of the Confidential Information. If the Issuer or the Servicer is unable to obtain a protective order or other proper remedy by the date that the information is required to be disclosed, the Asset Representations Reviewer will disclose only that part of the Confidential Information that it is advised by its legal counsel it is legally required to disclose.

(e) Responsibility for Information Recipients. The Asset Representations Reviewer will be responsible for a breach of this Section 4.09 by its Information Recipients.

(f) Violation. The Asset Representations Reviewer agrees that a violation of this Agreement may cause irreparable injury to the Seller or the Servicer and each of the Seller and the Servicer may seek injunctive relief in addition to legal remedies. If an action is initiated by the Seller or the Servicer to enforce compliance by the Asset Representations Reviewer with this Section 4.09, the prevailing party will be entitled to reimbursement of costs and expenses, including reasonable attorney’s fees, incurred by it for the enforcement.

Section 4.10. Personally Identifiable Information.

(a) Definitions. “Personally Identifiable Information” or “PII” means information in any format about an identifiable individual, including, name, address, phone number, e-mail address, account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual and any information that when used separately or in combination with other information could identify an individual. “Citibank PII” means PII furnished by the Issuer, the Servicer or their Affiliates to the Asset Representations Reviewer and PII developed or otherwise collected or acquired by the Asset Representations Reviewer in performing its obligations under this Agreement. For the avoidance of doubt, any identification number(s) provided by the Issuer or the Servicer to the Asset Representations Reviewer in connection with the Accounts will be randomly generated and shall not be considered to be PII.

(b) Use of Citibank PII. Neither the Issuer nor the Servicer grants the Asset Representations Reviewer any rights to Citibank PII. Neither the Issuer nor the Servicer intends to share, provide or supply any Citibank PII to the Asset Representations Reviewer. However, if the Asset Representations Reviewer receives any Citibank PII, the Asset Representations Reviewer will immediately (i) notify the Servicer and (ii) indefeasibly delete and destroy such Citibank PII. Notwithstanding the foregoing, the Asset Representations Reviewer must comply with all laws applicable to PII, Citibank PII and the Asset Representations Reviewer’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection. The Asset Representations Reviewer will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Citibank PII, (ii) ensure against anticipated threats or hazards to the security or integrity of Citibank PII, (iii)

protect against unauthorized access to or use of Citibank PII and (iv) otherwise comply with its obligations under this Agreement. These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

(c) Additional Limitations. In addition to the use and protection requirements described in Section 4.10(b), the Asset Representations Reviewer’s disclosure of Citibank PII is also subject to the following requirements:

(i) The Asset Representations Reviewer will not disclose Citibank PII to its personnel or allow its personnel access to Citibank PII. The Asset Representations Reviewer will inform personnel with access to Citibank PII of the confidentiality requirements in this Agreement and train its personnel who may access Citibank PII on the proper deletion of and protection of Citibank PII.

(ii) The Asset Representations Reviewer will not sell, disclose, provide or exchange Citibank PII with or to any third party without the prior consent of the Servicer.

(d) Notice of Breach. The Asset Representations Reviewer will notify the Issuer and the Servicer promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of Citibank PII, if any, and, where applicable, immediately take action to prevent any further breach.

(e) Disposal of Citibank PII. Except where return or disposal is prohibited by applicable law, promptly on receipt of, any Citibank PII in any medium the Asset Representations Reviewer will destroy such Citibank PII in a manner that prevents its recovery or restoration without charge to the Issuer.

(f) Compliance; Modification. The Asset Representations Reviewer will cooperate with and provide information to the Issuer and the Servicer regarding the Asset Representations Reviewer’s compliance with this Section 4.10. The Asset Representations Reviewer and the Servicer agree to modify this Section 4.10 as necessary from time to time for either party to comply with applicable law.

(g) Audit of Asset Representations Reviewer. The Asset Representations Reviewer will permit the Issuer and the Servicer and their authorized representatives to audit the Asset Representations Reviewer’s compliance with this Section 4.10 during the Asset Representations Reviewer’s normal business hours on reasonable advance notice to the Asset Representations Reviewer, and not more than once during any year unless circumstances necessitate additional audits. The Asset Representations Reviewer will also permit each of the Issuer and the Servicer during normal business hours on reasonable advance written notice to audit any service providers used by the Asset Representations Reviewer to fulfill the Asset Representations Reviewer’s obligations under this Agreement.

(h) Affiliates and Third Parties. If the Asset Representations Reviewer processes the PII of the Issuer’s Affiliates or a third party when performing a Review, and if such Affiliate or third party is identified to the Asset Representations Reviewer, such Affiliate or third party is an intended third-party beneficiary of this Section 4.10, and this Agreement is intended to benefit the Affiliate or third party. The Affiliate or third party will be entitled to enforce the PII related terms of this Section 4.10 against the Asset Representations Reviewer as if each were a signatory to this Agreement.

ARTICLE V.

RESIGNATION AND REMOVAL; SUCCESSOR ASSET REPRESENTATIONS REVIEWER

Section 5.01. Eligibility Requirements for Asset Representations Reviewer. The Asset Representations Reviewer must be a Person who (a) is not Affiliated with the Seller, the Servicer, the Indenture Trustee, the Master Trust Trustee, the Issuer Trustee or any of their Affiliates and (b) was not, and is not Affiliated with a Person that was, engaged by the Seller, the Servicer, or any underwriter to perform any due diligence on the Receivables.

Section 5.02. Resignation and Removal of Asset Representations Reviewer.

(a) Resignation or Voluntary Removal of Asset Representations Reviewer. The Servicer may, subject to the restrictions of this Section 5.02(a), remove the Asset Representations Reviewer for any reason or for no reason at any time upon thirty (30) calendar days’ prior written notice to the Asset Representations Reviewer. The Asset Representations Reviewer may, subject to the restrictions of this Section 5.02(a), resign as Asset Representations Reviewer for any reason or no reason at any time upon sixty (60) calendar days’ prior written notice to the Seller and the Servicer. No notice of removal or resignation of the Asset Representations Reviewer may be delivered under this Section 5.02(a) (i) if an Asset Representations Review is ongoing, (ii) on any date that is not more than 90 calendar days after the occurrence of the filing of a Securities Exchange Act Form 10-D reporting that a Delinquency Trigger has occurred, (iii) if the Master Trust Trustee is conducting a vote of all Holders of Investor Certificates pursuant to Section 14.02(b) of the Pooling and Servicing Agreement as to whether a Review should be conducted or (iv) if the Delinquency Percentage for the immediately preceding Due Period was equal to or greater than 7.00%. Notwithstanding this Section 5.02(a), if Additional Accounts are designated to the Trust in connection with the securitization that (i) were originated under substantially different underwriting standards than the Accounts designated to the Trust on the Effective Date and (ii) materially and adversely change the credit composition of the Receivables owned by the Trust, the parties to this Agreement shall commence good faith negotiations to modify the provisions regarding the resignation of the Asset Representations Reviewer in this Agreement. Notwithstanding anything in this Agreement to the contrary, the Asset Representations Reviewer may resign and terminate this Agreement if it does not receive any undisputed payment due under this Agreement (including Section 4.06) or the Fee Letter, which failure continues un-remedied for a period of thirty (30) days after written notice of such failure shall have been given to the Seller and the Servicer (the “Cure Period”). If an instrument of acceptance by a successor Asset Representations Reviewer shall not have been entered into and delivered to the Seller and the Servicer within thirty (30) days after the end of the Cure Period, the resigning Asset Representations Reviewer may petition a court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer.

(b) Removal of Asset Representations Reviewer for Cause. If any of the following events occur, the Servicer, by ten (10) calendar days’ written notice to the Asset Representations Reviewer, may remove the Asset Representations Reviewer and terminate its rights and obligations under this Agreement:

(i) the Asset Representations Reviewer no longer meets the eligibility requirements in Section 5.01;

(ii) the Asset Representations Reviewer breaches any of its representations, warranties, covenants or obligations in this Agreement; or

(iii) an Insolvency Event of the Asset Representations Reviewer occurs.

(c) Notice of Resignation or Removal. The Servicer will notify the Issuer and the Master Trust Trustee of any resignation or removal of the Asset Representations Reviewer.

(d) Continue to Perform After Resignation or Removal. No resignation or removal of the Asset Representations Reviewer will be effective, and the Asset Representations Reviewer will continue to perform its obligations under this Agreement, until the date set forth in Section 5.03(b).

Section 5.03. Successor Asset Representations Reviewer.

(a) Engagement of Successor Asset Representations Reviewer. Following receipt of notice of the resignation or removal of the Asset Representations Reviewer, the Servicer will use commercially reasonable efforts to engage a successor Asset Representations Reviewer who meets the eligibility requirements of Section 5.01 within ninety (90) calendar days of such resignation or removal. If no successor asset representations reviewer has been appointed by the ninetieth (90th) day after notice of resignation or removal of the Asset Representations Reviewer, the Asset Representations Reviewer shall be entitled to petition a court of competent jurisdiction for the appointment of a successor asset representations reviewer that meets the eligibility criteria of Section 5.01.

(b) Effectiveness of Resignation or Removal. No resignation or removal of the Asset Representations Reviewer will be effective until the earlier of (i) the date a successor Asset Representations Reviewer has executed and delivered to the Seller and the Servicer an agreement accepting its engagement and agreeing to perform the obligations of the Asset Representations Reviewer under this Agreement or entering into a new agreement with the Seller and the Servicer on substantially the same terms as this Agreement and (ii) the date on which no Notes, other than any Notes held by Citibank, are Outstanding; provided that, if a notice of resignation or removal of the Asset Representations Reviewer has been delivered and no successor Asset Representations Reviewer has been appointed, Citibank shall ensure that Issuer shall not issue Notes having a Legal Maturity Date longer than the latest occurring Legal Maturity Date of the Notes Outstanding as of the date such resignation or removal notice is received or delivered, as applicable, by the Seller or the Servicer.

(c) Transition and Expenses. If the Asset Representations Reviewer resigns or is removed, the Asset Representations Reviewer will cooperate with the Servicer and take all actions reasonably requested to assist the Servicer in making an orderly transition of the Asset Representations Reviewer’s rights and obligations under this Agreement to the successor Asset Representations Reviewer. In no event will the Asset Representations Reviewer be responsible for any costs or expenses of any third party in connection with transitioning the Asset Representations Reviewer’s obligations under this Agreement; provided, that the resigning or terminated Asset Representations Reviewer shall bear its own costs and expenses in connection with ceasing to be an Asset Representations Reviewer hereunder.

Section 5.04. Merger, Consolidation or Succession. Any Person (a) into which the Asset Representations Reviewer is merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (c) succeeding to the business of the Asset Representations Reviewer, if that Person meets the eligibility requirements in Section 5.01, will be the successor to the Asset Representations Reviewer under this Agreement. Such Person will execute and deliver to the Seller and the Servicer an agreement to assume the Asset Representations Reviewer’s obligations under this Agreement (unless the assumption occurs by operation of law).

ARTICLE VI.

OTHER AGREEMENTS

Section 6.01. Independence of Asset Representations Reviewer. The Asset Representations Reviewer will be an independent contractor and will not be subject to the supervision of the Issuer, the Seller, the Servicer, the Master Trust Trustee, or the Indenture Trustee for the manner in which it accomplishes the performance of its obligations under this Agreement. Unless authorized by the Seller or the Servicer, the Asset Representations Reviewer will have no authority to act for or represent the Issuer and will not be considered an agent of the Issuer, the Seller, the Servicer, the Master Trust Trustee, or the Indenture Trustee. Nothing in this Agreement will make the Asset Representations Reviewer and any of the Issuer, the Seller, the Servicer, the Master Trust Trustee, the Issuer Trustee or the Indenture Trustee members of any partnership, joint venture or other separate entity or impose any liability as such on any of them.

Section 6.02. No Petition. Each of the parties agrees that, before the date that is one year and one day (or, if longer, any applicable preference period) after payment in full of (a) all securities issued by Citibank or by the Issuer or (b) the Notes, it will not start or pursue against, or join any other Person in starting or pursuing against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law. This Section 6.02 will survive the termination of this Agreement.

Section 6.03. Termination of Agreement. This Agreement will terminate, except for Section 4.04, the obligations under Section 4.06 or as otherwise stated in this Agreement, on the earlier of (a) the payment in full of all Outstanding Notes and the satisfaction and discharge of the Indenture and (b) the date the Issuer is terminated under the Trust Agreement.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

Section 7.01. Amendments.

(a) This Agreement can only be modified in a written document executed by the parties hereto. Notwithstanding anything to the contrary in this Agreement, so long as any Note is Outstanding, this Agreement may not be modified, altered, supplemented or amended unless (a) such amendment shall not, as evidenced by an opinion of counsel or officer’s certificate, materially and adversely affect the interests of the holders of any Outstanding Note or (b) the Rating Agency Condition is satisfied with respect to such amendment except: (i) to clarify an ambiguity, correct an error or correct or supplement any term of this Agreement that may be defective or inconsistent with the other terms of this Agreement or to provide for, or facilitate the acceptance of this Agreement by, a successor Asset Representations Reviewer or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement. This Agreement may also be amended from time to time by the parties hereto, with the consent of Holders of Investor Certificates representing more than 50% of the aggregate unpaid principal amount of all outstanding Investor Certificates, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Investor Certificates.

(b) Notice of Amendments. The Servicer will notify the Rating Agencies in advance of any amendment to this Agreement. Promptly after the execution of an amendment, the Servicer will deliver a copy of the amendment to the Rating Agencies.

Section 7.02. Assignment; Benefit of Agreement; Third Party Beneficiaries.

(a) Assignment. Except as stated in Section 5.04, this Agreement may not be assigned by the Asset Representations Reviewer without the consent of the Seller and the Servicer.

(b) Benefit of Agreement; Third-Party Beneficiaries. This Agreement is for the benefit of and will be binding on the parties and their permitted successors and assigns. Each of the Indenture Trustee, for the benefit of the Noteholders, and the Master Trust Trustee, for the benefit of the Holders of Investor Certificates, will be a third-party beneficiary of this Agreement entitled to enforce this Agreement against the Asset Representations Reviewer, the Seller and the Servicer. No other Person will have any right or obligation under this Agreement.

Section 7.03. Effectiveness. This Agreement shall be effective as of the Effective Date.

Section 7.04. Notices.

(a) Delivery of Notices. All notices, requests, demands, consents, waivers or other communications to or from the parties must be in writing and will be considered given:

(i) on delivery or, for a letter mailed by registered first class mail, postage prepaid, three days after deposit in the mail;

(ii) for a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient;

(iii) for an email, when receipt is confirmed by telephone or reply email from the recipient; and

(iv) for an electronic posting to a password-protected website to which the recipient has access, on delivery (without the requirement of confirmation of receipt) of an email to that recipient stating that the electronic posting has occurred.

(b) Notice Addresses. Any notice, request, demand, consent, waiver or other communication will be delivered or addressed to (i) (a) in the case of the Seller, 701 E. 60th Street, North, Sioux Falls, South Dakota 57117, Attention: Securitization Accounting, telecopy: 605-331-4442 or 7232 and email as separately provided by the Seller to the other parties to this Agreement, (b) in the case of the Servicer, 701 E. 60th Street, North, Sioux Falls, South Dakota

57117, Attention: Securitization Accounting, telecopy: 605-331-4442 or 7232 and email as separately provided by the Servicer to the other parties to this Agreement, and (c) in the case of the Asset Representations Reviewer, 3 Times Square, 10th floor, New York, New York 10036, Attention: Hansol Kim, telecopy (212) 841-9350 and email as separately provided by the Asset Representations Reviewer to the other parties to this Agreement; or, (ii) as to each party, at such other address or email as shall be designated by such party in a written notice to each other party.

Section 7.05. Outstanding Investor Certificates or Notes. The Asset Representations Reviewer acknowledges and agrees that, for the purposes of the determination whether the requisite percentage of Holders of Investor Certificates have given any direction, notice, or consent relating to a Review, such determination to be undertaken pursuant to the terms of the Pooling and Servicing Agreement, any Investor Certificates or Notes owned by the Asset Representations Reviewer or any of its Affiliates will be disregarded and deemed not to be outstanding.

Section 7.06. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 7.07. Submission to Jurisdiction. Each party submits to the nonexclusive jurisdiction of any federal or state court in the state of New York for legal proceedings relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding has been brought in an inconvenient forum.

Section 7.08. WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN LEGAL PROCEEDING RELATING TO THIS AGREEMENT.

Section 7.09. No Waiver; Remedies. No party’s failure or delay in exercising a power, right or remedy under this Agreement will operate as a waiver. No single or partial exercise of a power, right or remedy will preclude any other or further exercise of the power, right or remedy or the exercise of any other power, right or remedy. The powers, rights and remedies under this Agreement are in addition to any powers, rights and remedies under law.

Section 7.10. Severability. If a part of this Agreement is held invalid, illegal or unenforceable, then it will be deemed severable from the remaining Agreement and will not affect the validity, legality or enforceability of the remaining Agreement.

Section 7.11. Headings. The headings in this Agreement are included for convenience and will not affect the meaning or interpretation of this Agreement.

Section 7.12. Counterparts. This Agreement may be executed in multiple counterparts. Each counterpart will be an original and all counterparts will together be one document.

IN WITNESS WHEREOF, Citibank and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

CITIBANK, N. A., as Seller and Servicer

By:	/s/ Douglas C. Morrison
	Name:	Douglas C. Morrison
	Title:	Vice President

FTI CONSULTING, INC., as Asset Representations Reviewer

By:	/s/ Hansol Kim
	Name:	Hansol Kim
	Title:	Managing Director

[Signature Page to Asset Representations Review Agreement (Citibank)]

EXHIBIT A

Representations and Warranties, Review Materials and Tests

Section Reference	Representation	Review Materials	Tests
Representation 1 2.04(a)(iii) of PSA	As of the Amendment Date and, thereafter, as of the date of each Supplement, as of each Closing Date and, with respect to Additional Accounts, as of the related Addition Date, each Receivable has been conveyed to the Trust free and clear of any Lien;

1. UCC lien search to be performed by reference to Citibank, N.A. at the Office of the South Dakota Secretary of State

2. UCC-1 Financing Statement naming Citibank, N.A. as debtor and the Master Trust Trustee as secured party and filed with the Office of the South Dakota Secretary of State at 2:00 o’clock p.m. on May 21, 1991, and bearing file number 19911411405218 (the Initial Master Trust Financing Statement) which is the subject of a continuation statement filed with the office of the South Dakota Secretary of State on April 23, 1996, and bearing file number 19961140902809, a continuation statement filed with the office of the South Dakota Secretary of State on April 20, 2001, and bearing file number 20011101000741, a continuation statement filed with the office of the South Dakota Secretary of State on April 7, 2006, and bearing file number 20060970970024, a continuation statement filed with the office of

1. Review the respective UCC lien searches to confirm the existence of filed UCC financing statements evidencing conveyance of the “Subject Accounts” which is an account from which a Subject Receivable arose.

2. Review the UCC lien searches to determine if there is a lien on the Subject Receivables. In analyzing the UCC lien searches, the Asset Representation Reviewer will consult with the Servicer and the Sponsor, will review the Officer’s Certificate and the opinion of special counsel and will make such assumptions, as it deems reasonable, in order to determine if the UCC search reveals any lien.

3. Review the summary information to confirm that each Subject Account is coded to reflect its designation to the Trust.

If (1), (2) and (3) are confirmed, then Test Pass.

Section Reference	Representation	Review Materials	Tests

the South Dakota Secretary of State on April 15, 2011, and bearing file number 20111051470088, and a continuation statement filed with the office of the South Dakota Secretary of State on March 7, 2016, and bearing file number 20160671423705 (collectively, the Master Trust Continuation Statements), as amended by Amendments filed with the Office of the South Dakota Secretary of State on June 24, 1992, July 20, 1992, January 23, 1996, March 4, 1998, February 1, 1999, April 20, 2000, July 24, 2000, October 3, 2001, March 1, 2002, October 23, 2002, April 11, 2003, May 15, 2003, February 23, 2006, January 24, 2007, March 27, 2008, June 26, 2008, June 10, 2009, and October 17, 2011, and bearing file nos. 19921760900884, 19922021100218, 19960230902838, 19980630902035, 19990321002656, 20001110902934, 20002061002521, 20012761170064, 20020600970031, 20022961570123, 20031010970024, 20031351570123, 20060541070044, 20070241670139, 20080871170064, 20081780970026, 20091610870015, 20112901170031, and 20112901170032, respectively (collectively, the UCC-3 Amendment, and collectively with the Initial Master Trust Financing Statement and the Master Trust Continuation Statements, the “Master Trust Financing Statement”) and as such Master Trust Financing Statement may be further continued or amended from time to time.

Section Reference	Representation	Review Materials	Tests

3. An Officer’s Certificate of Citibank delivered with respect to the most recent of (i) the date of a Supplement, (ii) a Closing Date or, (iii) the Addition Date for an Addition of Accounts, that based on certain searches of documents on file in the Office of the South Dakota Secretary of State conducted on a date contemporaneous with such date, no Forms UCC-1 with respect to the receivables transferred to the Trust by Citibank (or its predecessors) were on file with the Office of the South Dakota Secretary of State as of the contemporaneous search date, except in connection with any liens created and filings made pursuant to the Pooling and Servicing Agreement.

4. Opinion of special South Dakota counsel for Citibank delivered with respect to the most recent (i) Supplement, (ii) Closing Date, or (iii) the Addition Date for an Addition of Accounts, to the effect that each conveyance to the Trust by Citibank was so conveyed free and clear of any liens, security interests or encumbrances except as specifically permitted pursuant to the Pooling and Servicing Agreement.

5. Copy of the Ownership Code List

6. Summary information tabulating the Subject Accounts by Ownership Code

Section Reference	Representation	Review Materials	Tests

Representation 2 2.04(a)(vii) of the PSA	On the date of its designation under the Prior Pooling and Servicing Agreement, each Initial Account was an Eligible Account and, on the applicable Additional Cut-Off Date, each related Additional Account is an Eligible Account;		Confirm the Subject Account is an Eligible Account based on Representations 5-12. If confirmed, then Test Pass.

Representation 3 2.04(a)(viii) of PSA	On the date on which the applicable Initial Account was designated under the Prior Pooling and Servicing Agreement, each Receivable then existing in such Initial Account was an Eligible Receivable and, on the applicable Additional Cut-Off Date, each Receivable contained in the related Additional Accounts is an Eligible Receivable;		Confirm the Subject Receivable is an Eligible Receivable based on Representations 13-23. If confirmed, then Test Pass.

Representation 4 2.04(ix) of PSA	As of the date of creation of any new Receivable, such Receivable is an Eligible Receivable.		Confirm the Subject Receivable is an Eligible Receivable based on Representations 13-23. If confirmed, then Test Pass.

Representation 5 Definition of “Eligible Account”	(a) is in existence and maintained by Citibank, in the case of the Initial Accounts, or Citibank or any Additional Seller or other Account Owner, in the case of Additional Accounts;	1. Copy of the Ownership Code List. 2. Summary information tabulating the Subject Accounts by Ownership Code	Review the summary information to confirm that each Subject Account is coded to reflect its designation to the Trust. If confirmed, then Test Pass.

Representation 6 Definition of “Eligible Account”	(b) is payable in United States dollars;	Copies of the selection criteria for each Addition Date from January 1, 2008 (the “Start Date”) to the Review Date.	Review the copies of the selection criteria to confirm the inclusion of “Account payable in US Dollars” If confirmed, then Test Pass.

Representation 7: Definition of “Eligible Account”	(c) In the case of the Initial Accounts, the “Eligible Account” has a cardholder who has provided, as his most recent billing address, an address located in the United States or its territories or possessions or a military address;	Copies of the selection criteria for each Addition Date from the Start Date to the Review Notice Date.	Review the copies of the selection criteria to confirm the inclusion of “US billing address” If confirmed, then Test Pass.

Section Reference	Representation	Review Materials	Tests

Representation 8 Definition of “Eligible Account”	(d) has a cardholder who has not been identified by Citibank or the applicable Additional Seller or other Account Owner in its computer files as being involved in a voluntary or involuntary bankruptcy proceeding;	Copies of the selection criteria for each Addition Date from the Start Date to the Review Notice Date.

Review the copies of the selection criteria to confirm the inclusion of “No accounts in the following status: written-off, charged-off, bankrupt, lost/stolen, fraud, deceased, closed, expired”

If confirmed, then Test Pass.

Representation 9 Definition of “Eligible Account”	(e) has not been identified as an Account with respect to which the related card has been lost or stolen;	Copies of the selection criteria for each Addition Date from the Start Date to the Review Notice Date.

Review the copies of the selection criteria to confirm the inclusion of “No accounts in the following status: written-off, charged-off, bankrupt, lost/stolen, fraud, deceased, closed, expired”

If confirmed, then Test Pass.

Representation 10 Definition of “Eligible Account”	(f) has not been sold or pledged to any other party except for any sale to any Seller, Additional Seller or other Account Owner;	1. Copy of the Ownership Code List. 2. Summary information tabulating the Subject Accounts by Ownership Code	1. Review the summary information to confirm that each Subject Account is coded to reflect its designation to the Trust If confirmed, then Test Pass.

Representation 11 Definition of “Eligible Account”	(g) does not have receivables which have been sold or pledged to any other party other than any sale of receivables to a Seller or Additional Seller pursuant to a Receivables Purchase Agreement;		Confirm the related Subject Account passes test 10, if confirmed, then Test Pass.

Section Reference	Representation	Review Materials	Tests

Representation 12 Definition of “Eligible Account”	(h) In the case of the Initial Accounts, the “Eligible Account” is a “VISA” or “MasterCard” revolving credit card account.	If any of the Subject Accounts are Initial Accounts, a report regarding such Subject Accounts indicating whether such Subject Accounts are “VISA” or “MasterCard” revolving credit card accounts

Review the report regarding any Subject Accounts that are Initial Accounts indicating whether such Subject Accounts are “VISA” or “MasterCard” revolving credit card accounts.

Confirm all such Subject Accounts that are Initial Accounts, if any, are “VISA” or “MasterCard” revolving credit card accounts.

If confirmed, then Test Pass.

Representation 13 Definition of “Eligible Receivable”	(a) The Eligible Receivable has arisen in an Eligible Account;		Confirm the Subject Account is an Eligible Account based on tests 5-12. If confirmed, then Test Pass.

Representation 14 Definition of “Eligible Receivable”	(b) was created in compliance in all material respects with all applicable Requirements of Law and pursuant to a Credit Card Agreement which complies in all material respects with all applicable Requirements of Law;

1. All litigation, regulatory action and judgments disclosed in public filings since the Start Date.

2. Documentation of Citi’s policies, standards, process and procedures with respect to all times from the Start Date to the Effective Date of the Asset Representation Review Agreement, for monitoring, evaluating and effecting compliance with changes in law and regulation affecting the Receivables and the related Credit Card Agreements (“Regulatory Review Documents”).

3. Any amendments to or documents describing changes to the Regulatory Review Documents since the Effective Date of the Asset Representation Review Agreement (“Subsequent Regulatory Review Documents”).

1. Confirm that no litigation, regulatory action or judgments disclosed in public filings since the Start Date disclose a failure of the Subject Receivables to have been created in compliance in all material respects with all applicable Requirements of Law and pursuant to a Credit Card Agreement which complies in all material respects with all applicable Requirements of Law, or any such failure has been resolved.

2. Confirm that Citi maintains a regulatory review process as evidenced by the documents provided in 2 and 3.

If (1) and (2) are confirmed, then Test Pass.

Section Reference	Representation	Review Materials	Tests

Representation 15 Definition of “Eligible Receivable”	(c) All material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the execution, delivery and performance (other than by the Obligor) of the Credit Card Agreement pursuant to which such Receivable was created, have been duly obtained, effected or given and are in full force and effect;

1. The Regulatory Review Documents and the Subsequent Regulatory Review Documents

2. Citibank’s National Bank Charter Certificate and a contemporaneous certificate of the Office of the Comptroller of the Currency with respect to Citibank, together with an Officer’s Certificate as of the Review Notice Date and confirming that each such document (i) is a true and correct copy, (ii) has not been amended, modified or rescinded, (iii) is in full force and effect as of the Review Notice Date and (iv) such documents constitute all the licenses and charters required to be obtained, effected or given in connection with the creation of the Subject Receivables or the execution, delivery and performance of the Credit Card Agreements.

3. An Officer’s Certificate from an appropriate officer of Citibank to the effect that no governmental or regulatory authority has taken any action against Citibank with respect to any consent, license, approval or authorization of or registrations of declarations with any Governmental Authority required to be obtained, effected or given in connection with the creation of the Subject Receivable or the execution, delivery or performance of the Credit Card Agreements, or to the extent such action was taken, such action has been resolved.

4. All litigation, regulatory actions and judgments disclosed in public filings made by Citibank or the Trust since the Start Date and prior to the Review Notice Date.

Review: (1) the Officer’s Certificate and referenced documents in 2; (2) the Officer’s Certificate in 3; and (3) the Regulatory Review Documents and the Subsequent Regulatory Review Documents.

Confirm that no litigation, regulatory actions or judgment disclosed in public filings since the Start Date indicates a failure, that has not subsequently been resolved, to have obtained a required consent, license, approval, authorization of, or registration with, any Governmental Authority required to be obtained, effected or given.

If (1) and (2) above are obtained, the documents in (3) indicate that Citibank continues to maintain a regulatory review process, and the confirmation in the immediately preceding paragraph is obtained, then Test Pass.

Section Reference	Representation	Review Materials	Tests

Representation 16 Definition of “Eligible Receivable”	(d) At the time of the transfer of such Receivable to the Trust, the Sellers or the Trust will have good and marketable title thereto free and clear of all Liens arising prior to the transfer or arising at any time;		Perform the procedures for Representation 1, if confirmed, then Test Pass.

Representation 17 Definition of “Eligible Receivable”	(e) has been the subject of either a valid transfer and assignment from the Sellers to the Trust of all the Sellers’ right, title and interest therein (including any proceeds thereof), or the grant of a first priority perfected security interest therein (and in the proceeds thereof), effective until the termination of the Trust;		If Representation 1 receives a Test Pass, then Test Pass.

Representation 18 Definition of “Eligible Receivable”	(f) will at all times be the legal, valid and binding payment obligation of the Obligor thereon enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);	Forms of Credit Card Agreements from the Start Date to the Review Notice Date.

Confirm language to the following effect in each Credit Card Agreement: “Your Account use is subject to this Agreement. You must pay Citibank for all amounts due on your Account, including Transactions you or an authorized user make and any fees and interest charges on the Account. This Agreement takes effect once you use your Card. Even if you don’t use your Card, this Agreement will take effect unless you contact us to cancel your Account.”

If confirmed, then Test Pass.

Section Reference	Representation	Review Materials	Tests

Representation 19 Definition of “Eligible Receivable”	(g) At the time of transfer to the Trust, the Receivable has not been waived or modified except for a Receivable which has been waived or modified as permitted in accordance with the Credit Card Guidelines and which waiver or modification is reflected in the applicable Seller’s and/or Account Owner’s computer file of revolving credit card accounts;

1. Credit Card Guidelines

2. Operational Risk Management Quality Control Monitoring review and exception report results regarding compliance with such portion of the Credit Card Guidelines as relates to the waiver or modification of Receivables from the Start Date to the Review Notice Date.

Review the Credit Card Guidelines and Operational Risk Management Quality Control Monitoring review and exception report results, and confirm that Citibank has maintained a process for complying with Credit Card Guidelines with respect to waivers and modifications since the Start Date.

If confirmed, then Test Pass.

Representation 20 Definition of “Eligible Receivable”	(h) At the time of transfer to the Trust, the Receivable is not subject to any right of rescission, setoff, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the Obligor, other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;

1. Public filings of litigation and judgments made with respect to Citibank or the Trust from the Start Date through the Review Notice Date.

2. List of cases, if any, asserting credible counterclaims provided by Citibank’s litigation department from its list of open credit card litigation cases generated from Citibank’s litigation system of record.

1. Review public filings of litigation and judgments made with respect to Citibank or the Trust from the Start Date through the Review Notice Date and confirm there are no credible allegations of failure to comply with any law in connection with any Subject Receivable or related Credit Card Agreement or any litigation credibly and appropriately claiming as a remedy rescission, setoff or counterclaim, or defenses arising out of usury.

2. Review cases, if any, provided by Citibank’s litigation department in order to confirm that there are no credible counterclaims asserted by the obligor.

If (1) and (2) are confirmed, then Test Pass.

Section Reference	Representation	Review Materials	Tests

Representation 21 Definition of “Eligible Receivable”	(i) At the time of transfer to the Trust, the Sellers or other Account Owners, as the case may be, have satisfied all their obligations required to be satisfied by such time		If there is a confirmation of Test Pass with respect to Representation 1 above, then each Subject Receivable shall receive a Test Pass with respect to this Test.

Representation 22 Definition of “Eligible Receivable”	(j) At the time of transfer to the Trust, neither the Sellers nor other Account Owners, as the case may be, have taken any action which would impair, or omitted to take any action the omission of which would impair, the rights of the Trust or the Certificateholders therein;		If there is a confirmation of a Test Pass with respect to Representation 1 above, then each Subject Receivable shall receive a Test Pass with respect to this Test.

Representation 23	(k) The receivable constitutes an “account” under and as defined in Article 9 of the UCC as then in effect.

1. Review the definition of “account” in the UCC.

2. If there is a confirmation of a Test Pass with respect to each of Representations 5, 6 and 18, then each such Subject Receivable shall receive a Test Pass with respect to this Test.